Exhibit 99.1

NEWS RELEASE

[SAXON CAPITAL, INC. LOGO]
Contact:

Bobbi J. Roberts
Saxon Capital, Inc.
804.967.7879
robertsb@saxonmtg.com

Release Date: January 30, 2003 at 4:30 p.m. Eastern Time

Saxon Capital, Inc. Reports Fourth Quarter 2002 Operating Results

EPS Increased To $0.41 Diluted For The Quarter And $0.94 Diluted For
2002; Owned Portfolio Increased 13%

GLEN ALLEN, VA. (January 30, 2003) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced fourth quarter 2002 net income of $11.8 million or $0.41 per share diluted, as compared to a net loss of $1.3 million or ($0.05) per share diluted, for the fourth quarter 2001. Compared to net income of $8.5 million or $0.29 per share diluted for the third quarter 2002, fourth quarter earnings increased 39%. Net income for the year ended December 31, 2002 was $27.4 million or $0.94 per share diluted as compared to a net loss of $35.8 million or ($1.28) per share diluted for the year ended December 31, 2001.

Operational Highlights for the Fourth Quarter

•	Net mortgage loan portfolio, or “owned portfolio”, increased by 13% to $3.6 billion at December 31, 2002 from $3.2 billion at September 30, 2002.

•	Mortgage loan production (not including called loans purchased from off-balance sheet securitized pools) for the fourth quarter 2002 increased by 13% over fourth quarter 2001 production and 2% over third quarter 2002. Called loans purchased from off-balance sheet securitized pools were $58.8 million in the fourth quarter 2002 and there were no called loans purchased in the fourth quarter 2001 or third quarter 2002. Purchases of “called loans” occur upon exercise of the clean up call option by the servicer of the off-balance sheet securitized pools.

•	Servicing rights for approximately $392 million of mortgage loans were purchased.

“Saxon continues our progress of building a high-yielding, quality mortgage loan portfolio, while maintaining our strict credit, pricing and servicing disciplines. The net mortgage loan portfolio has grown 111% to $3.6 billion at year-end from $1.7 billion at December 31, 2001. Credit performance has continued to meet our expectations despite the current economic climate. In addition, our servicing channel has had ten months of overall decreasing delinquencies in our total serviced portfolio”, said Michael L. Sawyer, Chief Executive Officer. “We look forward to continued success in 2003. Our plans focus on continued investment in our employees and technology, so we can better serve our customers and deliver value for our shareholders”.

Loan Production

Total mortgage loan production volume was $706.4 million for the fourth quarter 2002, an increase of 24% compared to the fourth quarter 2001 and $2.5 billion for the year ended December 31, 2002, an increase of 6% compared to the year ended December 31, 2001 (including called loans purchased from off-balance sheet securitizations). Mortgage loan production (excluding called loans purchased from off-balance sheet securitizations) increased 13% for fourth quarter 2002 as compared to fourth quarter 2001 and decreased 2% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. Total cost to produce increased to 3.16% of total loan production for the fourth quarter 2002 as compared to 2.99% for the fourth quarter 2001 and improved from 3.43% for the third quarter 2002. For the full year, cost to produce remained relatively consistent at 3.22% for the year ended December 31, 2002 as compared to 3.23% for the year ended December 31, 2001.

Saxon’s retail channel continued to see record mortgage loan production during the fourth quarter 2002, with $192.4 million in production, an increase of 34% over fourth quarter 2001, and an increase of 9% over third quarter 2002. For the year ended December 31, 2002, retail production is up 44% over prior year. At year end 2002, total retail branches totaled 20 as compared to 17 at December 31, 2001. Same branch retail growth for branches open greater than 12 months was 21% for the fourth quarter 2002 over fourth quarter 2001, 7% for the fourth quarter 2002 over third quarter 2002, and 34% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. Year over year increases reflect growth in our retail platform as well as the favorable low interest rate environment fueling residential mortgage activity.

Saxon’s wholesale mortgage loan production was $288.7 million during the fourth quarter 2002, an increase of 12% over fourth quarter 2001, and an increase of 2% over third quarter 2002. For the year ended December 31, 2002, wholesale production grew 7% from the prior year.

Saxon’s correspondent flow mortgage loan production was $105.8 million during the fourth quarter 2002, an increase of 14% over the fourth quarter 2001, and an increase of 4% over third quarter 2002. Correspondent flow production for the year ended December 31, 2002 grew 7% over the year ended December 31, 2001. Correspondent bulk mortgage loan production was $60.6 million during the fourth quarter 2002, a decrease of 20% from fourth quarter 2001, and a decrease of 19% from third quarter 2002. Year over year correspondent bulk production is down 58%, reflecting Saxon’s strategic shift toward retail loan production.

Portfolio Performance

At December 31, 2002, Saxon’s net mortgage loan portfolio totaled $3.6 billion, an increase of 13% from September 30, 2002, and 111% from December 31, 2001. Seriously delinquent (60+ days past due) loans were 7.1% of owned portfolio at December 31, 2002, as compared to 6.2% at September 30, 2002 and 3.8% at December 31, 2001. Primarily reflecting the growth of the owned portfolio, Saxon increased its reserve for loan losses to $47.7 million at December 31, 2002 from $42.8 million at September 30, 2002.

Purchase of Servicing Rights

During the fourth quarter, Saxon purchased third party servicing rights to approximately $392 million of loans. Saxon paid approximately 80 basis points for the servicing rights, which have a stated annual servicing rate of approximately 50 basis points.

Financial Highlights

For the fourth quarter 2002, Saxon’s net interest income was $38.0 million, as compared to $17.8 million for the fourth quarter 2001. For the fourth quarter 2002, Saxon’s net interest margin was 4.8%, as compared to 5.0% for the fourth quarter 2001. Total net revenues for the fourth quarter 2002 were $42.1 million, as compared to $18.0 million for the fourth quarter 2001.

Operating expenses, which include general and administrative expenses and depreciation, were $23.5 million for the fourth quarter 2002, as compared to $20.2 million for the fourth quarter 2001. The increase in operating expenses reflects the planned growth of Saxon’s retail and wholesale production platform.

Liquidity

Saxon maintains substantial balance sheet liquidity. At December 31, 2002, Saxon had $1.5 billion in committed warehouse facilities and $90 million of available working capital.

During the fourth quarter, Saxon amended its $140 million warehouse facility with JPMorgan Chase Bank to extend the maturity date from December 10, 2002 to December 10, 2003.

Saxon completed its $1.0 billion Saxon Asset Securities Trust 2002-3 (“SAST 02-3”) asset-backed securitization on November 8, 2002. Final delivery of the pre-funding of $300 million will be completed in the first quarter 2003.

Conference Call

Saxon will host a conference call for analysts and investors at 11 a.m. Eastern Time on Friday, January 31, 2003. For a live Internet broadcast of this conference call, please go to Saxon’s investor relations website at www.saxoncapitalinc.com. To participate in the call, contact Bobbi Roberts, Vice President Investor Relations, (804.967.7879 or robertsb@saxonmtg.com). A replay will be available shortly after the call and will remain available until 5 p.m. Eastern Time February 7, 2003. The replay will be available on Saxon’s website or at (800) 252.6030 using the ID number 15014343.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services non-conforming mortgages and home equity loans. Saxon is headquartered in Glen Allen, Virginia and has additional facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s operating subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 400 correspondents, and 20 retail branches. As of December 31, 2002, Saxon’s subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $7.6 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future expectations, plans and strategies, are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainty. Our actual results and the timing of certain events could differ materially from those plans due to a number of factors, such as changes in overall economic conditions and interest rates, faster prepayment speeds than those we currently anticipate, declining consumer demand for mortgage refinancing, changes in capital market and competitive conditions applicable to our industry, changes in the applicable legal and regulatory environment, and the continued success of management’s strategy. You should also be aware that all information in this news release is as of January 30, 2003, or as of the date indicated. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Saxon Capital, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except for share data)
(unaudited)

	December 31, 2002	December 31, 2001
Assets

Cash	$6,617	$5,629
Accrued interest receivable	38,630	15,774

Mortgage loan portfolio:
Mortgage loans held prior to securitization	557,049	370,038
Securitized mortgage loans	3,076,329	1,354,370

Gross mortgage loan portfolio	3,633,378	1,724,408
Loan loss reserve	(47,671)	(21,327)

Net mortgage loan portfolio	3,585,707	1,703,081

Restricted cash	301,435	—
Servicing related advances	102,558	101,645
Mortgage servicing rights, net	24,971	33,847
Deferred tax asset	16,741	11,772
Other assets	87,828	27,601

Total assets	$4,164,487	$1,899,349

Liabilities and stockholders’ equity

Liabilities:
Accrued interest payable	$7,431	$3,197
Warehouse financing	474,442	283,370
Securitization financing	3,347,251	1,326,660
Note payable	25,000	25,000
Other liabilities	22,692	9,124

Total liabilities	3,876,816	1,647,351

Stockholders’ equity

Common stock, $0.01 par value per share, 100,000,000 shares authorized; 28,235,781 and 28,050,100 issued and outstanding, respectively	282	281
Additional paid-in capital	259,267	258,004
Other comprehensive income, net of taxes	7,032	—
Retained earnings (accumulated deficit)	21,090	(6,287)

Total stockholders’ equity	287,671	251,998

Total liabilities and stockholders’ equity	$4,164,487	$1,899,349

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Saxon Capital, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except for share data)
(unaudited)

	Quarter Ended December 31, 2002	Quarter Ended September 30, 2002	Quarter Ended June 30, 2002	Quarter Ended March 31, 2002
Revenues:
Interest income	$63,829	$59,145	$50,543	$40,546
Interest expense	(25,782)	(24,665)	(20,382)	(16,239)

Net interest income	38,047	34,480	30,161	24,307
Provision for mortgage loan loss	(6,912)	(6,124)	(7,987)	(7,094)

Net interest income after provision for mortgage loan losses	31,135	28,356	22,174	17,213
Gain on sale of loans		133	232	—
Servicing income, net of amortization	11,000	9,073	7,462	7,725

Total net revenues	$42,135	$37,562	$29,868	$24,938

Expenses:
Payroll and related expenses	12,918	13,366	12,274	11,879
General and administrative expenses	10,614	10,111	9,597	9,534

Total expenses	23,532	23,477	21,871	21,413

Income before taxes	18,603	14,085	7,997	3,525
Income tax expense	6,792	5,561	2,940	1,540

Net income	$11,811	$8,524	$5,057	$1,985

Other comprehensive income
Gain on cash flow hedging instruments, net of tax	5,242
Unrealized gain on mortgage securities, net of tax	1,790

Total comprehensive income	$18,843	$8,524	$5,057	$1,985

Primary earnings per share	$0.42	$0.30	$0.18	$0.07

Diluted earnings per share	$0.41	$0.29	$0.17	$0.07

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Saxon Capital, Inc.
Supplemental Data

	Qtr	Qtr	Qtr	Qtr
	12/31/2002	09/30/2002	06/30/2002	03/31/2002
Production Statistics
Volume
Wholesale	$288,729	$284,338	$235,827	$225,384
Retail	192,387	176,489	143,565	133,508
Correspondent Flow	105,847	102,234	89,735	83,123
Correspondent Bulk	60,616	74,604	61,868	37,261
Called loans (1)	58,839	—	88,429	41,291
Cost to Produce
Wholesale	3.03%	3.46%	3.26%	3.32%
Retail	2.43%	2.46%	2.37%	2.60%
Correspondent Flow	3.26%	3.25%	2.96%	3.00%
Correspondent Bulk (2)	5.78%	5.80%	4.38%	4.95%
Total Production	3.16%	3.43%	3.09%	3.19%
Cost to Service	0.32%	0.29%	0.30%	0.30%
Credit Quality
Average Loan-To-Value	79.1%	79.5%	78.0%	77.5%
Credit Score	613	606	602	601
Fixed WAC	8.3%	8.6%	9.2%	9.1%
ARM WAC	8.3%	8.6%	9.2%	9.3%

Portfolio Statistics
Owned Portfolio Balance	$3,505,255	$3,042,971	$2,594,160	$2,124,634
Owned Portfolio Seriously Delinquent (3)	7.1%	6.2%	6.1%	5.6%
Owned Portfolio Realized Losses (4) (9)	0.2%	0.3%	0.2%	0.1%
Total Serviced Portfolio Balance	7,575,560	6,914,663	6,416,708	6,440,863
Total Serviced Portfolio Seriously Delinquent (3)	11.3%	11.6%	12.2%	12.4%
Total Serviced Portfolio Realized Losses (4) (9)	1.3%	1.1%	1.8%	1.5%

Key Ratios
Average Earning Assets (5)	$3,256,898	$2,791,150	$2,348,100	$1,859,293
Average Assets (5)	3,758,518	3,102,153	2,375,430	2,277,478
Average Equity (5)	277,719	263,530	255,646	253,120
Return on Average Assets (ROA) (6)	1.3%	1.1%	0.9%	0.3%
Return on Average Equity (ROE) (6)	17.0%	12.9%	7.9%	3.1%
Average Equity/Average Assets (%)	7.4%	8.5%	10.8%	11.1%
Interest income/Average earning assets	7.8%	8.5%	8.6%	8.7%
Interest expense/Average earning assets (7)	3.1%	3.4%	3.4%	3.4%
Net Interest Margin/Average earning assets	4.8%	5.1%	5.2%	5.3%
Operating expense/Servicing Portfolio (6)	1.2%	1.4%	1.4%	1.3%
Operating expenses/Average Assets (6)	2.5%	3.2%	3.7%	3.8%
Efficiency Ratio (8)	55.8%	62.5%	73.2%	85.9%

Common Stock Data
Primary earnings per share	$0.42	$0.30	$0.18	$0.07
Diluted earnings per share	0.41	0.29	0.17	0.07
Shares used to compute primary EPS	28,152	28,101	28,089	28,071
Shares used to compute diluted EPS	28,696	29,155	29,693	28,856
Shares outstanding (period end)	28,236	28,120	28,101	28,089
Common Stock Price
High	$13.50	$16.15	$17.03	$15.22
Low	$8.15	$10.27	$14.00	$10.50
Period End	$12.51	$11.07	$16.27	$14.77
Book value per share (period end)	$10.19	$9.52	$9.23	$9.05

(1)	Called loans are mortgages purchased from the SASTA 96-2, 97-1, 97-2, and 97-3 securitizations pursuant to the clean up provision of the trust.
(2)	Correspondent bulk loan cost to produce excludes SASTA 96-2, 97-1, 97-2, and 97-3 called loans for the first quarter and second quarter 2002.
(3)	Seriously delinquent is defined as 60 days past due.
(4)	Losses are cumulative for the year shown
(5)
Average Earning Assets is a daily average balance of loans in warehouse and securitized portfolio. Prior quarter press releases reported average earning assets as a simple average. Average assets and average equity are calculated as simple averages.

(6)	Ratios are annualized.
(7)	Interest expense exclude loan buydown and legal fees associated with the facility.
(8)	Efficiency ratio is calculated as total expenses divided by net revenues.
(9)	2002 net losses on liquidated loans excludes losses of $12.6 million relating to sale of delinquent called loans purchased at a discount and certain recoveries.

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